Exhibit 10.61
CONFORMED COPY
As of March 15, 2008
William Midgette
c/o Porex Corporation
500 Bohannon Road
Fairburn, GA 30213
Dear Bill:
Reference is made to the Employment Agreement dated July 19, 2002 (the “Employment Agreement”) by and between you and Porex Holdings, Inc. (which was subsequently merged into SNTC Holding, Inc.). As you are aware, your employer has been Porex Corporation and this amendment evidences the assignment of the Employment Agreement from SNTC Holding, Inc. to Porex Corporation. All references to “the Company” in the Employment Agreement will be deemed references to Porex Corporation. In connection with the possible sale of the Company and/or its subsidiaries, the Company has determined that it is appropriate to enter into this amendment to the Employment Agreement (“Amendment”) in order to encourage you to remain in the employ of the Company and to remain focused on the business and operations of the Company without distraction.
1. Retention Bonus.
A new Section 2.9 is hereby added to the Employment Agreement at the end of Section 2 to read as follows:
“Retention Bonuses. (a) Executive shall be entitled to receive a bonus (the “Porex Corp. Retention Bonus”) of $66,667 or such greater amount as may be determined by the Compensation Committee (“Committee”) of the Board of Directors of HLTH Corporation (“HLTH”) if (i) a Porex Change of Control (as defined below) occurs on or before September 30, 2008 and (ii) Executive remains in the employ of the Company or its successor for a period of 60 days following such Porex Change of Control (a “retention date”). In addition, Executive shall be entitled to receive a bonus of $33,333 (the “Surgical Retention Bonus” and collectively with the Porex Corp. Retention Bonus, being referred to as the “Retention Bonuses”) in the event there is a Porex Surgical Sale (as defined below) and a Porex Change of Control on or prior to September 30, 2008. Executive shall only be entitled to receive the Surgical Retention Bonus if he remains in the employ of the Company following the later of (A) 60 days following the Porex Change of Control and (B) the Porex Surgical Sale (a “retention date”). The payment of the applicable Retention Bonus shall be made promptly following the applicable retention date so long as the release described below in subsection 2.9(e) is effective (which release must be effective and the payment made within 60 days following the applicable retention date). Notwithstanding the above, in the event that Executive’s employment is terminated by the Company without Cause or by Executive with Change of Control Good Reason (as defined below) following a Porex Change of Control but prior to the retention dates, Executive shall receive the Retention Bonuses within the time period and subject to the condition described above; provided that the payment of such Retention Bonuses shall be delayed and paid to the Executive within 10 days following the six month anniversary of the date of termination in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), if HLTH or the Company determines in good faith that such delay is required to comply with Section 409A of the Code and would avoid the imposition of additional taxes on Executive under Section 409A of the Code.
(b) For purposes of this Agreement, a “Porex Change of Control” shall mean the consummation of a transaction that results in (i) HLTH ceasing to own, directly or indirectly, 50% or more of the voting power of Porex Corporation or (ii) the sale of all or substantially all of the assets of Porex Corporation, provided that a Porex Change of Control shall not be deemed to have occurred if the successor is HLTH or an affiliate of HLTH.
(c) For purposes of this Agreement, a “Porex Surgical Sale” shall mean the consummation of a transaction that results in (i) HLTH ceasing to own, directly or indirectly, 50% or more of the voting power of Porex Surgical, Inc. or (ii) the sale of all or substantially all of the assets of Porex Surgical, Inc. provided that a Porex Surgical Sale shall not be deemed to have occurred if the successor is HLTH or an affiliate of HLTH.
(d) For purposes of this Agreement, “Change of Control Good Reason” shall mean any of the following conditions or events which condition(s) or event(s) remain in effect 30 days after written notice is provided by Executive to Company detailing such condition or event:
     (i) any reduction in Base Salary; or
     (ii) the relocation of Executive’s place of work to a location more than 50 miles from his work location as of the Employment Commencement Date, provided that the place of relocation also is at a further distance from Executive’s residence than is his current work location as of the Employment Commencement Date.
For the sake of clarity, a change in Executive’s title, responsibilities or duties shall not constitute a Change of Control Good Reason event.
(e) The payment of the Retention Bonuses is contingent upon the Executive’s execution, delivery and nonrevocation of a release in a form satisfactory to the Company and HLTH.”
2. Effect of Certain Terminations following a Sale.
Subsection 4.4(a) is hereby amended in its entirety to read as follows:
“(a) In the event that the Executive’s employment is terminated by the Company without Cause or by Executive with Change of Control Good Reason within fifteen (15) months following a Porex Change of Control, subject to Executive’s continued compliance with the restrictive covenants to which he is party, including, without limitation, Section 5 of the Employment Agreement and his execution, delivery and nonrevocation of a release in a form satisfactory to the Company and HLTH, (i) Executive shall be entitled to continue to receive his Base Salary for a period of two years from the date of termination rather than one year as provided in Section 4.6 of this Agreement; provided that the commencement of the payment of such salary continuation payments shall be delayed until the six month anniversary of the date of termination (at which time a lump sum payment will be made in an amount equal to 6 months salary) and the remaining salary continuation payments shall commence for the following eighteen months in accordance with the requirements of Section 409A of the Code, if HLTH or the Company determines in good faith that such delay is required to comply with Section 409A of the Code and would avoid the imposition of additional taxes on Executive under Section 409A of the Code; and (ii) if Executive timely elects COBRA coverage, the Company will pay that portion of the COBRA premiums that it pays for active employees with similar coverage for up to 18 months or, if earlier, until Executive is eligible for comparable coverage with a subsequent employer.”
3. Effect of Certain Terminations Absent a Porex Change of Control.
The first sentence of Section 4.6 of the Employment Agreement is hereby amended to read as follows:
“Following the expiration of the Initial Employment Period, in the event Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason either prior to a Porex Change of Control or at any time after fifteen months following the occurrence of a Porex Change of Control, the Company shall have no obligation to Executive other than the continuation of Executive’s Base Salary (at the rate in effect at the time of such termination) through the first anniversary of the date of termination, provided that the commencement of the payment of such salary continuation payments shall be delayed until the six month anniversary of the date of termination (at which time a lump sum payment will be made in an amount equal to 6 months salary) and the remaining salary continuation payments shall commence for the following six months in accordance with the requirements of Section 409A of the Code, if HLTH or the Company determines in good faith that such delay is required to comply with Section 409A of the Code and would avoid the imposition of additional taxes on Executive under Section 409A of the Code.”
4. The reference to “Qualifying Termination” in Section 4.7 of the Employment Agreement is hereby replaced with “termination by the Company without Cause or resignation by Executive with Good Reason or with Change of Control Good Reason, as applicable,”
5. Effect on HLTH Equity.
Section 2.3(b) of the Employment Agreement is hereby amended to read as follows
“In the event of a Porex Change of Control (as defined in Section 2.9) and as provided in the Employment Agreement prior to the Amendment dated as of March 15, 2008, the vested portion of the nonqualified option to purchase HLTH common stock granted at the inception of Executive’s employment shall remain outstanding for one year from the date of the Porex Change of Control (but no later than the expiration of the original term). Except as set forth in the preceding sentence, Executive’s options to purchase HLTH common stock shall remain subject to the terms of the applicable stock options plan and option agreements.”
6. No Sale Obligation.
Notwithstanding anything else contained herein, HLTH and its affiliates have no obligation to close, negotiate or otherwise pursue any sale or other disposition of all or substantially all of Porex Corporation or any component thereof. The existence of this Agreement shall not limit, affect or restrict in any way the right or power of HLTH or any of its affiliates to make or authorize (or to refrain from making or authorizing, as the case may be) (i) any adjustment, recapitalization, reorganization or other change in capital structure or business, (ii) any merger, amalgamation, consolidation or change in ownership, (iii) any dissolution or liquidation, (iv) any sale or transfer of assets or business, or (v) any other corporate act or proceeding by the entity.

7. Section 409A.
Any payments required to be paid to Executive pursuant to this Employment Agreement during the first six months following the termination of Executive’s employment shall be paid to Executive in a lump sum payment at the end of such six-month period in accordance with the requirements of Section 409A, provided that such payments will not apply to the extent that guidance issued under Section 409A allows payments to be made when otherwise due without subjecting the Executive to additional taxes under Section 409A.
8. Effect on Employment Agreement.
Except as set forth herein, the Employment Agreement remains in full force and effect. All references to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby.
Please evidence your approval of this letter amendment by signing the acknowledgement below.

SNTC HOLDING, INC.
By:	/s/ Frank J. Failla
Frank J. Failla
Assistant Treasurer

POREX CORPORATION
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

Acknowledged and Agreed
/s/ William Midgette
WILLIAM MIDGETTE

Acknowledged HLTH CORPORATION
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

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